NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

December 18, 2009

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Peace Arch Entertainment Group, Inc.

Common Stock, No Par Value

Commission File Number – 001-15131

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with Sections 134 and 1101 of the NYSE Amex LLC Company Guide (the “Company Guide”) which require listed issuers to comply with applicable SEC requirements with respect to the filing of reports and other documents through the SEC’s Electronic Data Gathering Analysis and Retrieval system.

2.

The Common Stock (the “Common Stock”) of Peace Arch Entertainment Group, Inc. (the “Company” or “Peace Arch”) does not qualify for continued listing because the Company failed to timely file with the SEC, its annual report on Form 20-F for the fiscal year ended August 31, 2008.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On March 5, 2009, Staff advised Peace Arch of its non-compliance with Sections 134 and 1101 of the Company Guide, due to the fact that it failed to file with the SEC, its annual report on Form 20-F for the fiscal year ended August 31, 2008 (the “Form 20-F”).  Peace Arch was afforded the opportunity to submit a plan of compliance, detailing actions which the Company had taken or intended to take to regain compliance with Sections 134 and 1101 of the Company Guide by June 5, 2009 (the “Plan”).

(b)

On March 19, 2009, Peace Arch submitted its Plan to the Exchange and by letter dated May 15, 2009, the Exchange notified Peace Arch that it had accepted the Plan and granted the Company an extension until June 30, 2009 to regain compliance with Sections 134 and 1101 of the Company Guide (the “Plan Period”).

(c)

The Company failed to complete the filing of the Form 20-F by the end of the Plan Period.  However, based on additional information provided to the Exchange by the Company, Staff determined to grant the Company an additional extension until August 31, 2009 to complete the filing of the Form 20-F (the “Revised Plan Period”).

(d)

On September 17, 2009, the Exchange notified Peace Arch of its intention to initiate delisting proceedings against the Company (the “Staff Determination”).  The Staff Determination was based on the fact that Peace Arch failed to complete the filing of the Form 20-F by the end of the Revised Plan Period.  The letter also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel within seven days of the Staff Determination, or by September 24, 2009.

(e)

The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com/regulation.  Further, a copy of this application has been forwarded to Mr. John Flock, Chief Executive Officer of Peace Arch Entertainment Group, Inc.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance
NYSE Regulation, Inc.